EXHIBIT 21



             LIST OF SUBSIDIARIES OF RUSSELL-STANLEY HOLDINGS, INC.


Container Management Services, Inc.
Hunter Drums Limited
New England Container Co., Inc.
RSLPCO, Inc.
Russell-Stanley Corp.
Russell-Stanley, Inc.
Russell-Stanley, L.P.